Exhibit 10.2

SIDE LETTER

This letter agreement is made as of September 30, 2016 (as amended, modified, restated or replaced from time to time, the “Side Letter”) by and between HOME SFR Borrower, LLC and Main Street Renewal LLC is the Side Letter referred to in the Property Management Services Agreement, dated as of September 30, 2016 (as amended, modified, restated or replaced from time to time, the “Property Management Agreement”) by and between HOME SFR Borrower, LLC and Main Street Renewal LLC. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Property Management Agreement.

Owner has engaged Manager pursuant to the Property Management Agreement to manage the Properties, including without limitation, to provide the Services thereunder. In furtherance of the delivery of the Services by Manager pursuant to the Property Management Agreement, Owner and Manager hereby agree as follows:

1 A Manager Termination Event shall occur upon the occurrence of any event set forth in Schedule 1 hereto.

2 With respect to any Property repair or maintenance expense related to a Property, if such expense is estimated to exceed $800 (with respect to any single work order), Manager shall obtain Owner’s prior consent to incurring such expense; provided, however, that upon receipt of notice from Manager of any such expense, Owner shall provide its approval or denial within 24 hours after receipt of notice by Owner and if Owner has not provided a denial, its approval shall be deemed to have been provided; provided, further, however, that if any such expense would give rise to a breach by Owner of Section 4.4.3 of the Loan Agreement relating to habitability, then no such prior consent shall be required.

3 With respect to any costs related to renovating a Property following the termination of a lease, if the aggregate of such expenses for such Property is estimated to exceed $1,000 , Manager shall obtain Owner’s prior consent to incurring such expense; provided, however, that upon receipt of notice from Manager of any such expense, Owner shall provide its approval or denial within three (3) business days after receipt of notice by Owner and if Owner has not provided a denial, its approval shall be deemed to have been provided.

4 Manager in the normal course provides tenants concessions, negotiates tenant settlements and manages tenant and third party complaints and threatened or actual litigation. Concessions include rent forgiveness, cost reimbursement, temporary or permanent relocation from the Property, fee waivers, release from lease and lease terms (collectively, “Tenant Concessions”). Manager shall request prior approval by Owner for any Tenant Concession greater than one month’s rent which shall be deemed approved if not denied within 2 (two) Business Days of request and Manager may agree to any Tenant Concession without prior approval if Manager reasonably deems the Tenant Concession necessary or desirable to ensure habitability or in mitigation of risk or costs.

Each month, Manager shall report to Owner all Tenant Concessions, all tenant and third party escalation complaints, all actual or threatened litigation and all settlements of disputes with tenants.

5 During each conference call between Owner and Manager, Manager will provide the information set forth on Schedule 2 hereto, as may be revised from time to time by the Owner and the Manager.

6 This Side Letter shall be governed by and interpreted in accordance with the laws of the State of New York, including General Obligations Law §5-1401, but otherwise without regard to the conflict of laws principles thereof.

7 EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

8 Any amendment of this Side Letter may be made only by a written instrument executed by Manager and Owner. No waiver by any party of any obligation of the other party, or any breach or default by the other party in the performance by such party of its obligations hereunder, shall be binding or enforceable except to the extent set forth in a writing signed by the party sought to be charged thereby.

9 Prior to the date that is one year and one day after the date on which the Loan Agreement has been terminated in accordance with its terms and all Obligations (as defined in the Loan Agreement) thereunder and under the other Loan Documents (as defined in the Loan Agreement) have been fully satisfied, Manager shall not institute, or join any other person in instituting, or authorize a trustee or other person acting on its behalf or on behalf of others to institute, any involuntary bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof against Owner or any of the Guarantors (as defined in the Loan Agreement).

10 Notwithstanding anything in this Side Letter to the contrary, Owner shall have no obligation to pay any amount required to be paid by it hereunder in excess of any amount available to it after it has paid all amounts due and payable by it under the Loan Agreement. All payment obligations of Owner hereunder are contingent on the availability of funds in excess of the amounts due and payable by it under the Loan Agreement (“Available Funds”) and Manager agrees that it will not have a claim against Owner under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to Manager by Owner exceeds Available Funds; provided that, upon and during the continuance of the absence of Available Funds, the Manager shall without any liability or obligation whatsoever be permitted to suspend performance of its obligations hereunder.

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11 This Side Letter may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Side Letter by facsimile shall be effective as delivery of a manually executed counterpart of this Side Letter.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties have executed this Side Letter as of the date first written above.

HOME SFR BORROWER, LLC

By:	/s/ Stephen H. Gray

Name:	Stephen H. Gray

Title:	Vice President

MAIN STREET RENEWAL LLC

By:	/s/ Clay Hobbs

Name:	Clay Hobbs

Title:	President

Signature Page to Authorization Side Letter

Schedule 1

Manager Termination Events

All calculations set forth below shall exclude each Property set forth on Schedule 1-A hereto that are not stabilized on the Closing Date until the the sixtieth (60th) day following the date on which renovations of such Property have been completed.

1. The tenant retention rate shall be less than 70.0%, measured on a three-month rolling average, calculated for each calendar month as the percentage equivalent of (a) the number of Properties with tenants with active leases whose scheduled lease end date occurred in the month immediately preceding such calendar month of calculation (such tenants being the “Subject Tenants”) divided by (b) the number of Properties with Subject Tenants with active leases during such calendar month of calculation.

2. The average number of days vacant for the vacant Properties during any three (3) calendar month period shall exceed 82.

3. Manager shall fail to pay when due, assuming sufficient funds are available in the HOA Reserve Account, any HOA dues, costs or expenses for any Property for which Manager has received an invoice, and such failure is not cured by Manager with twenty (20) days of such due date.

4. Manager shall knowingly fail to maintain any Property in habitable condition, which failure results in or could be reasonably expected to result in a breach by Borrower of Section 4.4.3 of the Loan Agreement and such failure was not caused by any breach or failure to fund by the Owner and shall continue for thirty (30) days.

5. The delinquency rate shall for any three (3) calendar month period exceed 3.0%, calculated as the average for each of the three (3) calendar months during any such period of the percentage equivalent of (a) the aggregate Rents that are more than 90 days past due from their original due date during such calendar month divided by (b) total Rents due during such calendar month.

6. The target to actual rent percentage shall for any three (3) month period be greater than six percent (6.0%), calculated during any such three (3) month period as the percentage of (a) the difference between (i) the estimated agreed upon target rental amounts determined by Manager for such Properties minus (ii) the actual Rents for Properties that are leased during such 3 month period divided by (b) the estimated agreed upon target rental amounts determined by Manager for such Properties.

7. Controllable Operating Expenses paid during any calendar month exceed the amounts budgeted therefor by the Manager by more than 10.0% for any three (3) month period. For purposes hereof, “Controllable Operating Expenses” shall have the meaning set forth on Schedule V of the Loan Agreement.

8. The occupancy rate shall for any six (6) calendar month period be less than 92%, calculated as the average for each of the six (6) calendar months during any such period of the percentage equivalent of (a) the number of Properties with tenants with active leases during such calendar month divided by (b) the number of Properties during such calendar month.

Schedule 1-A

Properties

Schedule 2

Conference Call Topics

Weekly calls

1.	Rental Performance

a.	Property Status buckets (leased, leased non-paying, eviction, under contract, listed, turn, renovation)

i.	Overall

ii.	Regional analysis

b.	Incoming call information (prospects, repair & maintenance, vendor, tenant)

c.	Occupancy analysis

i.	Occupied Properties

ii.	Economic Occupancy

d.	Listed for rent

i.	Aging buckets

ii.	Regional analysis

e.	Eviction

i.	Location

ii.	Aging

iii.	Timelines

iv.	Delay reasons

f.	Move out information

i.	Count

ii.	Reasons

g.	Turns

i.	Time

ii.	Costs

iii.	Regional analysis

iv.	Delays

h.	Renovations

i.	Time

ii.	Cost

i.	Repair & Maintenance

i.	Count

ii.	Category

iii.	Costs

2.	Aging Calls

a.	Discussion on properties >30 days

b.	Current incentives

c.	Regional performance

3.	Rental Estimates

a.	Renewal lease rate increases

b.	Turn lease rate increases

Monthly Calls

1.	Monthly Tenant Survey Information

2.	Net Operating Income Financial Report

3.	Turn, Repair & Maintenance Costs Report